EXHIBIT 10.2

Leucadia National Corporation

315 Park Avenue South

New York, New York 10010

September 23, 2012

Mueller Industries, Inc.

8285 Tournament Drive, Suite 150

Memphis, Tennessee

Attn: Gregory L. Christopher, Chief Executive Officer

Ladies and Gentlemen:

This Amended and Restated Letter Agreement, dated as of the date set forth above (this “Letter Agreement”), by and among Mueller Industries, Inc., a Delaware corporation (“you” or the “Company”), and Leucadia National Corporation (“we”, “us” or “Leucadia”), amends and restates the Letter Agreement, dated as of September 2, 2011 (the “Original Letter Agreement”), by and among the same parties.

Concurrently with the execution of this Letter Agreement, we are entering into a Share Repurchase Agreement with you (the “Repurchase Agreement”) whereby the Company will acquire all 10,422,859 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), beneficially owned by Leucadia as of the date hereof. Upon the Closing (as defined in the Repurchase Agreement) (the “Closing”), this Letter Agreement shall supersede and replace in all respects the Original Letter Agreement, which shall terminate in all respects immediately upon the Closing. In the event the Closing does not occur, this Letter Agreement shall be void and have no further force and effect and the Original Letter Agreement shall remain in force and effect in all respects.

In consideration of the transactions contemplated by the Repurchase Agreement, we hereby agree as follows:

1. We agree that, from and after the Closing until September 2, 2013, without the prior approval of a majority of the members of the Board of Directors of the Company (the “Board”) who are not Associates or Affiliates of ours and who have not been nominated to serve on the Board by us or any of our Affiliates, Associates or any persons with whom we have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (the “Disinterested Directors”), we and our subsidiaries, Associates, Affiliates and any persons with whom we constitute a “group” (together, the “Restricted Persons”) will not (i) enter into or agree, offer or seek or propose to enter into, directly or indirectly, any tender or exchange offer, merger, acquisition transaction or other business combination involving the Company or any of its subsidiaries or any of their respective assets or properties, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries in connection with the election or removal of any of the Company’s directors or a change in the size or composition of the Board or in the Company’s by-laws; (iii) otherwise act, alone or in concert with others, to seek control, control or change the Board, governing instruments, shareholders, policies or affairs of the Company; or (iv) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (including any individual, firm, corporation, partnership or other entity or any “person” as such term is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) (“person”) with respect to any of the foregoing activities or propose any of such activities. The “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute. The terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. Notwithstanding anything to the contrary, for purposes of this Agreement, Jefferies Group, Inc. and its subsidiaries (“Jefferies”) shall not be considered to be an Affiliate of ours with respect to its performance of broker-dealer or investment banking or advisory services so long as Jefferies (i) is acting in the ordinary course of its business, (ii) is not acting for or on behalf of us in connection with the Company, and (iii) would not constitute a member of a “group” with respect to any securities of the Company.

2. From and after the Closing until September 2, 2013, without the prior approval of a majority of the Disinterested Directors, we agree that the Restricted Persons will not acquire any shares of Common Stock (or rights in respect thereof) or the right or rights to vote voting securities of the Company.

3. The preemptive rights set forth in Paragraph 3 of the Original Letter Agreement are hereby terminated, effective immediately as of the Closing.

4. The restrictions set forth in Paragraph 2 hereof are expressly agreed to preclude us and any Restricted Person from engaging in any hedging or other transaction which is or would result in the acquisition of “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) of Common Stock in contravention of the provisions of this Letter Agreement. Such prohibited hedging or other transactions would include, without limitation, any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Stock.

5. Our Board designation and other rights set forth in Paragraph 7 of the Original Letter Agreement are hereby terminated, effective immediately as of the Closing. Concurrently with the execution of this Letter Agreement, we have delivered resignation letters from Ian M. Cumming and Joseph S. Steinberg, providing for the resignation of such designees from the Board, effective immediately upon the Closing.

6. The Company shall furnish us with such financial information concerning the Company that we reasonably request to enable us to timely comply with our reporting obligations under applicable securities laws; provided, however, we will not be entitled to any non-public information unless we execute a customary confidentiality agreement. In addition, if the Company incurs any out-of-pocket expenses that it would not otherwise incur but for its obligations under this Paragraph 6, we shall reimburse the Company for all such reasonable out-of-pocket expenses.

7. Concurrently with the execution of this Letter Agreement, we are executing a termination agreement, terminating the Registration Rights Agreement, dated May 17, 2012, by and between Mueller and Leucadia, effectively immediately upon the Closing. We consent to the Company’s withdrawal of the Registration Statement on Form S-3 (Registration No. 333-182906) at any time following the Closing.

8. Except as otherwise provided herein, the provisions of Paragraphs 1, 2, and 4 shall terminate upon the earliest to occur of (i) the acquisition by any person or “group” that is not affiliated or associated with us of a majority of the Common Stock, (ii) the date on which the Company shall have entered into any merger, acquisition transaction or other business combination involving the Company as an entirety or substantially all of its assets or properties, (iii) September 2, 2013, or (iv) the Company (a) commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, (b) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Company or a substantial part of its property, or makes a general assignment for the benefit of creditors, under any state or federal bankruptcy or insolvency law, (c) has a trustee, receiver, or other custodian appointed for the Company or a substantial part of the Company’s property under any state or federal bankruptcy or insolvency law, or (d) has a bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, that is involuntarily commenced against or in respect of the Company and which shall not have been dismissed within thirty (30) days following the commencement thereof. The provisions of Paragraph 6 shall continue for so long as (but only to the extent that) we are or could be required to include financial information concerning the Company in our public reporting.

9. From and after the Closing until September 2, 2013, we agree that none of the Restricted Persons shall employ or solicit to employ any of the current officers or employees of Mueller or any of its subsidiaries with whom any Restricted Person has had contact or who was specifically identified to any Restricted Person from and after September 2, 2011, without obtaining the prior written consent of the Disinterested Directors. The use of an independent employment agency (so long as it is not directed by any Restricted Person to solicit employees of Mueller or its subsidiaries) or a general solicitation of employment, whether by newspaper, trade publication advertising or otherwise, and the hiring as a result thereof of any employee shall not be construed as a breach of this Paragraph 9.

10. The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of any provision of this Letter Agreement, and that in addition to all other remedies which we or the Company may have, each of the parties hereto will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of posting any bond.

11. It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provisions of this Letter Agreement, which shall remain in full force and effect.

13. This Letter Agreement, including, without limitation, the provisions of this Paragraph 12, may not be amended, modified, terminated or waived, in whole or in part, except upon the prior approval of a majority of the Disinterested Directors and by a separate writing signed by the Company, if so authorized by such Disinterested Directors, and us expressly so amending, modifying, terminating or waiving such agreement or any part hereof. Any such amendment, modification, termination or waiver of this Letter Agreement or any part hereof made without the prior approval of such Disinterested Directors shall be void and of no legal effect.

14. This Letter Agreement may be executed in two (2) or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Receipt of an executed signature page to this Letter Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this executed Letter Agreement shall be deemed to be originals thereof.

15. Each party agrees and consents to personal jurisdiction and service of process and exclusive venue in the federal district court for the District of Delaware, of the State of Delaware for the purposes of any action, suit or proceeding arising out of or relating to this Letter Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regards to its conflicts of law principles.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

LEUCADIA NATIONAL CORPORATION

By: /s/ Joseph A. Orlando
Name: Joseph A. Orlando
Title: Vice President and Chief Financial Officer

[Amended and Restated Standstill Agreement]

Confirmed and agreed to as of

the date first written above:

Mueller Industries, Inc.

By: /s/ Gregory L. Christopher
Name: Gregory L. Christopher
Title: Chief Executive Officer

[Amended and Restated Standstill Agreement]